Exhibit 3.2

[Execution Copy]

COYUCHI, INC.

AMENDED AND RESTATED VOTING AGREEMENT

THIS VOTING AGREEMENT (the ***"Agreement"***) is made and entered into as of January 28, 2014, by and among **COYUCHI, INC.**, a California corporation (the ***"Company"***), the persons listed on **Exhibit A** hereto (the ***"Common Holders"***), and the persons and entities listed on **Exhibit B** hereto (the ***"Investors"***).

RECITALS

WHEREAS, the Common Holders are the beneficial owners of shares of the Company's common stock (the ***"Common Stock"***).

WHEREAS, certain of the Investors are parties to that certain Voting Agreement (the ***"Prior Voting Agreement"***) dated as of June 22, 2012.

WHEREAS, certain of the Investors are purchasing shares of the Company's Series B Preferred Stock (the ***"Series B Stock"*** and along with the Company's Series A Preferred Stock and Series A1 Preferred Stock, the ***"Preferred Stock"***), pursuant to that certain Series B Preferred Stock Purchase Agreement (the ***"Purchase Agreement"***) of even date herewith (the ***"Financing"***).

WHEREAS, the obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement.

WHEREAS, in connection with the consummation of the Financing, the Common Holders and the Investors have agreed to provide for the future voting of their shares of the Company's capital stock as set forth below, and the Common Holders, the Investors and the Company desire to amend and restate the Prior Voting Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. VOTING.

1.1 Common Holder Shares; Investor Shares.

(a) The Common Holders each agree to hold all shares of voting capital stock of the Company registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each of the Common Holders after the date hereof (hereinafter collectively referred to as the

"Common Holder Shares") subject to, and to vote the Common Holder Shares in accordance with, the provisions of this Agreement.

(b) The Investors each agree to hold all shares of voting capital stock of the Company registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each of the Investors after the date hereof, including without limitation upon conversion of any shares of Preferred Stock (hereinafter collectively referred to as the ***"Investor Shares"***) subject to, and to vote the Investor Shares in accordance with, the provisions of this Agreement.

1.2 Election of Directors. On all matters relating to the election of directors of the Company, the Common Holders and the Investors agree to vote all Common Holder Shares and Investor Shares held by them (or the holders thereof shall consent pursuant to an action by written consent of the holders of capital stock of the Company) so as to fix the number of members of the Company's Board of Directors (the ***"Board"***) at five and to elect members of the Company's Board as follows:

(a) At each election of or action by written consent to elect directors in which the holders of Series A Stock, voting as a separate class, are entitled to elect directors of the Company, the Investors shall vote all of their respective Investor Shares so as to elect (i) two individuals designated by the Investors holding a majority of the Investor Shares then held by Investors, which individuals shall initially be Ranjeet Bhatia and Kevin Brine (the ***"Investor Designees"***). Any vote taken to remove any director elected pursuant to this Section 1.2(a), or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 1.2(a), shall also be subject to the provisions of this Section 1.2(a).

(b) At each election of or action by written consent to elect directors in which the holders of Common Stock and the holders of Preferred Stock, voting together as one class, are entitled to elect directors of the Company, the Common Holders shall vote all of their respective Common Holder Shares and the Investors shall vote all of their respective Investor Shares and, if any of their Investor Shares are Common Stock, the Investors shall vote all of their respective Common Holder Shares and Investor Shares that are shares of Common Stock so as to elect (i) one individual who is then serving as the Company's Chief Executive Officer (the ***"CEO Designee"***), and (ii) two individuals who shall be independent from each of the Company and the Investors and designated by a majority of the Investor Designees and the CEO Designee (the ***"Independent Designees"***). Any vote taken to remove any director elected pursuant to this Section 1.2(b), or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 1.2(b), shall also be subject to the provisions of this Section 1.2(b).

1.3 Changes in Designees. From time to time during the term of this Agreement, (a) with respect to any of the Investor Designees, Investors sufficient to select such designee pursuant to Section 1.2(a), (b) with respect to the CEO Designee, Common Holders and Investors sufficient to select such designee pursuant to Section 1.2(b) and (c) with respect to the Independent Designees, a majority of the Investor Designees and the CEO Designee, may, in its or their sole discretion:

(a) notify the Company in writing of an intention to remove from the Board such designee; or

(b) notify the Company in writing of an intention to select a new designee for election to the Board seat for which such parties are entitled to designate the designee (whether to replace such designee or to fill a vacancy in such Board seat).

In the event of such an initiation of a removal or selection of a designee under this Section 1.3, the Company shall take such reasonable actions as are necessary to facilitate such removals or elections, including, without limitation, soliciting the votes of the appropriate stockholders, and the Common Holders and Investors, as applicable, shall vote their Common Holder Shares and Investor Shares, as applicable, in accordance with Section 1.2 above to cause: (y) the removal from the Board of the designee or designees so designated for removal; and (z) the election to the Board of any new designee or designees so designated.

1.4 No Liability for Election of Recommended Director. None of the parties hereto and no officer, director, stockholder, partner, employee or agent of any party makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board of Directors by virtue of such party's execution of this Agreement or by the act of such party in designating or voting for such nominee pursuant to this Agreement.

1.5 Legend.

(a) Concurrently with the execution of this Agreement, there shall be imprinted or otherwise placed on certificates representing the Common Holder Shares and the Investor Shares the following restrictive legend (the ***"Legend"***):

> "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT. A COPY OF SUCH VOTING AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS."

(b) The Company agrees that, during the term of this Agreement, it will not remove, and will not permit to be removed (upon registration of transfer, reissuance of otherwise), the Legend from any such certificate and will place or cause to be placed the Legend on any new certificate issued to represent Common Holder Shares or Investor Shares theretofore represented by a certificate carrying the Legend. If at any time or from time to time any Common Holder or Investor holds any certificate representing shares of the Company's capital stock not bearing the Legend, such Common Holder or Investor agrees to deliver such certificate to the Company promptly to have such Legend placed on such certificate.

1.6 Successors. The provisions of this Agreement shall be binding upon the successors in interest to any of the Common Holder Shares or Investor Shares. The Company shall not permit the transfer of any of the Common Holder Shares or Investor Shares on its books or issue a new certificate representing any of the Common Holder Shares or Investor Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement as a Common Holder or Investor, as applicable, and agrees to be bound by all the provisions hereof applicable to a Common Holder or Investor, as applicable.

1.7 Irrevocable Proxy. To secure the Common Holder's and the Investor's obligations to vote the Common Holder Shares and the Investor Shares in accordance with this Agreement, each Common Holder and each Investor hereby appoints the Chairman of the Board of Directors, if any, or the Chief Executive Officer of the Company, or either of them from time to time, or their designees, as such Common Holder's or Investor's true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of such Common Holder's Common Holder Shares or such Investor's Investor Shares as set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of such Common Holder or Investor if, and only if, such Common Holder or Investor fails to vote all of such Common Holder's Common Holder Shares or such Investor's Investor Shares or execute such other instruments in accordance with the provisions of this Agreement within 5 days of the Company's or any other party's written request for such Common Holder's or Investor's written consent or signature. The proxy and power granted by each Common Holder and Investor pursuant to this Section are coupled with an interest and are given to secure the performance of such party's duties under this Agreement. Each such proxy and power will be irrevocable for the term hereof. The proxy and power, so long as any party hereto is an individual, will survive the death, incompetency and disability of such party or any other individual holder of the Investor Shares or Common Holder Shares and, so long as any party hereto is an entity, will survive the merger or reorganization of such party or any other entity holding any Investor Shares or Common Holder Shares.

1.8 Drag-Along. If (a) any person or entity makes a bona fide offer to acquire all or substantially all of the stock, assets or business of the Company, by merger, sale of assets or otherwise, (b) such transaction is approved by the Board and (c) Investors holding shares representing at least a majority of the voting power of the Preferred Stock consent in writing to such transaction (including by means of a proxy or stockholder consent voting in favor of such transaction), then each Common Holder and each Investor shall be obligated to (i) vote all of his, her or its Common Holder Shares and Investor Shares, and any other capital stock of the Company held by them, in favor of such transaction, to the extent any such vote is required for the consummation of such transaction, (ii) if applicable, sell, transfer or exchange all of his, her or its shares of capital stock of the Company in connection with such transaction on the terms consented to by the Board and the holders of a majority of the Preferred Stock, and (iii) execute and deliver such instruments of sale, transfer and exchange and take such other action, including executing any purchase agreement, merger agreement, escrow agreement or related documents, as may be reasonably required by the Company in order to carry out the terms and provisions of this Section 1.8. At the closing of such transaction, each Common Stockholder and Investor shall deliver, against receipt of the consideration payable in such transaction, certificates representing the shares of capital stock of the Company which such party holds of record or

beneficially, with all endorsements necessary for transfer. In the event that any Common Holder or Investor fails or refuses to comply with the provisions of this Section 1.8, the Company, the Investors, the Common Holders and the purchaser in such transaction, at their option, may elect to proceed with such transaction notwithstanding such failure or refusal and, in such event and upon tender of the specified consideration to any such Investor or Common Holder, the rights of any such Investor or Common Holder with respect to the shares of capital stock of the Company held by such Investor or Common Holder shall cease.

2. TERMINATION.

2.1 This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:

(a) the date of the closing of a Qualified IPO (as defined below); or

(b) immediately prior to the effective time of an Acquisition or Asset Transfer, each as defined in the Charter (as defined in the Purchase Agreement).

For purposes of this Agreement, the term ***"Qualified IPO"*** means a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock of the Company for the account of the Company in which (i) the per share price is at least $4.50 (as adjusted for stock splits, dividends, recapitalizations and the like after the filing date hereof), and (ii) the net cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $25,000,000.00.

3. MISCELLANEOUS.

3.1 Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to its heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or its heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

3.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as such laws are applied to agreements among California residents entered into and performed entirely within the State of California.

3.3 Amendment or Waiver. This Agreement may be amended or modified (or any provision of this Agreement waived) upon the written consent of (a) Investors holding a majority of the Investor Shares then held by the Investors, (b) Common Holders holding a majority of the Common Holder Shares then held by Common Holders, and (c) solely to the extent that the proposed amendment, modification or waiver would adversely affect the Company with respect to its rights or obligations hereunder, the Company. Any amendment or waiver so effected shall be binding upon the Company, each of the parties hereto and any assignee of any such party.

Notwithstanding the foregoing, Exhibits A and B of this Agreement may be amended to add holders of additional shares of Common Stock as ***"Common Holders"*** and holders of additional shares of Series B Stock as ***"Investors"*** hereunder by an instrument in writing signed by the Company and such holders.

3.4 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

3.5 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators and other legal representatives.

3.6 Additional Shares. In the event that subsequent to the date of this Agreement any shares or other securities are issued on, or in exchange for, any of the Common Holder Shares or Investor Shares by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such shares or securities shall be deemed to be Common Holder Shares or Investor Shares, as the case may be, for purposes of this Agreement.

3.7 Additional Investors. Notwithstanding anything to the contrary contain in this Agreement, if the Company shall issue additional shares of Series B Stock pursuant to the Purchase Agreement, any purchaser of such shares of Series B Stock shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an ***"Investor"*** and a party hereunder.

3.8 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

3.9 Waiver. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

3.10 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party's part of any breach, default or noncompliance under this Agreement or any waiver on such party's part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement by law, or otherwise afforded to any party, shall be cumulative and not alternative.

3.11 Attorney's Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all reasonable fees, costs and expenses of appeals.

3.12 Notices. All notices required in connection with this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) three days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be sent to the Company at the address as set forth on the signature page hereof (with a copy to Clifford S. Robbins, Esq., GCA Law Partners LLP, 2570 W. El Camino Real, Suite 510, Mountain View, California 94040, facsimile: (650) 428-3901), to a Common Holder at the address set forth on **Exhibit A** hereto, to an Investor at the address set forth on **Exhibit B** hereto, or at such other address or electronic mail address as any party may designate by two days advance written notice to the other parties hereto.

3.13 Entire Agreement. This Agreement and the Exhibits hereto, along with the Purchase Agreement and the other documents delivered pursuant thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement and the Related Agreements (as defined in the Purchase Agreement). The Company, the Common Holders and the Investors who are parties to the Prior Voting Agreement agree that the Prior Voting Agreement is hereby amended and restated and shall be superseded and replaced in its entirety by this Agreement and that the Prior Voting Agreement shall be of no further force or effect

3.14 Not a Voting Trust. This Agreement is not a voting trust governed by Section 706(b) of the California Corporations Code.

3.15 Expenses of Directors. This Company shall pay or promptly reimburse all of the reasonable out-of-pocket expenses of all directors in accordance with the Company's existing employee travel policy in attending meetings of the Board and committees thereof.

3.16 Further Actions. If and whenever any Common Holder Shares are sold, the Common Holders or the personal representative of the Common Holders shall do all things and execute and deliver all documents and make all transfers, and cause any transferee of the Common Holder Shares to do all things and execute and deliver all documents, as may be necessary to consummate such sale consistent with this Agreement. If and whenever any Investor Shares are sold, the Investors or the personal representative of the Investors shall do all things and execute and deliver all documents and make all transfers, and cause any transferee of

the Investor Shares to do all things and execute and deliver all documents, as may be necessary to consummate such sale consistent with this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this **AMENDED AND RESTATED VOTING AGREEMENT** as of the date first above written.

COMPANY:

COYUCHI, INC.,
a California corporation

By: *[signature]*
Eileen Mockus
Chief Executive Officer

2501 9th Street
Berkeley, CA 94710
Fax No.: (510) 845-4149

COMMON HOLDERS:

SAFFRON HILL VENTURES 2 LP

By: *[signature]*
Ranjeet Bhatia
General Partner

SAFFRON HILL VENTURES LP

By: *[signature]*
Ranjeet Bhatia
Title: General Partner

SAFFRON HILL INVESTORS GUERNSEY, LTD

By: *[signature]*
Ranjeet Bhatia
Title: Director

INVESTORS:

SAFFRON HILL VENTURES 2 LP

By: *[signature]*
Ranjeet Bhatia
General Partner

SAFFRON HILL INVESTORS GUERNSEY, LTD

By: *[signature]*
Ranjeet Bhatia
Title: Director

EXHIBIT A

COMMON HOLDERS

NAME AND ADDRESS	SHARES OF COMMON STOCK
SAFFRON HILL INVESTORS GUERNSEY LTD. P.O Box 466, Bordeaux Court Les Echelons, St. Peter Port Guernsey, GY1 6AW, UK c/o Ranjeet Bhatia Tel No.: +44 7798 574 719 Email: rbhatia@saffronhill.com	69,391
SAFFRON HILL VENTURES LP Third Floor, 24 Chiswell Street London EC1Y 4YX, UK c/o Ranjeet Bhatia Tel No.: +44 7798 574 710 Email: rbhatia@saffronhill.com	65,546
SAFFRON HILL VENTURES 2 LP Third Floor, 24 Chiswell Street London EC1Y 4YX, UK c/o Ranjeet Bhatia Tel No.: +44 7798 574 710 Email: rbhatia@saffronhill.com	758,235
MARC BAER Winkelwiese 6, CH 8001 Zurich, Switzerland Email: mbaer@cyberlink.ch	6,664
VIDACOS NOMINEES LIMITED Citigroup Center Canada Square, Canary Wharf London E14 LB, UK Email: mbaer@cyberlink.ch	31,918
STANLEY FINK ISAM Funds Lexicon House 17 Old Court Place London, W8 4PL, UK	26,219

Attn: Mary Rose Williams
PA to Stanley Fink
Tel No.: +44 (0) 20 7938 8951
Fax No.: +44 (0) 20 7938 8952
Email: maryrosewilliams@isamfunds.com

NEIL MCARTHUR Rose Cottage Dam Head Lane, Glazebrook Warrington, WA3 6LF, UK	19,354
TOMAS & VICTORIA MCDOWELL CHARITABLE REMAINDER UNITRUST 100 Clock Tower Place, Suite 120 Carmel, CA 93923 c/o Dunlap. Steinbruner & Lubow, CPAS	12,864
ST. HELEN'S PRIVATE EQUITY PLC 15 St. Helen's Place, 3rd Floor London, EC3A 6DE UK Attn: Mark Warde Norbury or Hamish Williams PA to Stanley Fink, CEO Tel No.: +44(0) 207 628 5582 Fax No.: +44(0) 796 702 4084 Email: Hamish.williams@sthelsprivateequity.co.uk	6,532
COEN WEDDEPOHL 120 Argule Road London W13 8EL, UK Skype: cweddepohl	3,277

EXHIBIT B

SERIES A HOLDERS

NAME AND ADDRESS	SHARES OF SERIES A PREFERRED STOCK
SAFFRON HILL VENTURES 2, LP Third Floor, 24 Chiswell Street London EC1Y 4YX, UK c/o Ranjeet Bhatia Tel No.: +44 7798 574 719 Email: rbhatia@saffronhill.com	805,264
MARC BAER Winkelwiese 6, CH 8001 Zurich, Switzerland	9,319

SERIES A1 HOLDERS

NAME AND ADDRESS	SHARES OF SERIES A1 PREFERRED STOCK
<u>FIRST CLOSING – JUNE 25, 2012</u>	
ARTEMIS IV LLC 50 Hill Street, No. 243 Southampton, NY 11968 Attn: Kevin Brine	64,700
SAFFRON HILL INVESTORS GUERNSEY, LTD. P.O. Box 466, Bordeaux Court Les Echelons, St. Peter Port Guernsey GYI 6AW Attn: Ranjeet Bhatia	77,640
SAFFRON HILL VENTURES 2 LP Third Floor, 24 Chiswell Street London EC1Y 4YX, UK Attn: Ranjeet Bhatia	3,489,197
<u>SECOND CLOSING – JUNE 18, 2012</u>	
SAFFRON HILL VENTURES 2 LP Third Floor, 24 Chiswell Street London EC1Y 4YX, UK Attn: Ranjeet Bhatia	550,000
<u>THIRD CLOSING – JULY 31, 2012</u>	
SAFFRON HILL VENTURES 2 LP Third Floor, 24 Chiswell Street London EC1Y 4YX, UK Attn: Ranjeet Bhatia	450,000
<u>FOURTH CLOSING – AUGUST 8, 2012</u>	
MARC BAER Winkelwiese 6, CH 8001 Zurich, Switzerland	135,000

SERIES B HOLDERS

NAME AND ADDRESS	SHARES OF SERIES B PREFERRED STOCK
FIRST CLOSING – JANUARY 28, 2014	
SAFFRON HILL VENTURES 2 LP Third Floor, 24 Chiswell Street London EC1 4YX c/o Ranjeet Bhatia	9,668,602
SAFFRON HILL VENTURES 2 LP Third Floor, 24 Chiswell Street London EC1 4YX c/o Ranjeet Bhatia	2,220,000
SECOND CLOSING – FEBRUARY 11, 2014	
MARC BAER Winkelwiese 6 8001 Zurich Switzerland Email: mbaer@cybermail.ch	171,766
THIRD CLOSING – FEBRUARY 13, 2014	
SAFFRON HILL VENTURES 2 LP Third Floor, 24 Chiswell Street London EC1 4YX c/o Ranjeet Bhatia	67,980